                                                                    Exhibit 99.3

                             Avatech Solutions, Inc.


                              Financial Statements


                                                                         Page
Independent Auditors' Reports .......................................     2
Consolidated Balance Sheets .........................................     4
Consolidated Statements of Operations ...............................     6
Consolidated Statements of Stockholders' Deficiency .................     7
Consolidated Statements of Cash Flows ...............................     8
Notes to Consolidated Financial Statements ..........................    10

                         Report of Independent Auditors

The Board of Directors and Stockholders
Avatech Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Avatech Solutions, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated September 3, 2002, the Company, as discussed in Note 13, has experienced a decline in working capital resulting principally from costs incurred to complete the acquisition of PlanetCAD, Inc. Note 13 describes management's plans to address this liquidity issue.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and subsidiaries at June 30, 2002 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                                        /s/ Ernst & Young LLP


Baltimore, Maryland
September 3, 2002 (except Note 13, as to which the date is January 25, 2002)

                          Independent Auditors' Report

To the Board of Directors and Stockholders
Avatech Solutions, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Avatech Solutions, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

WALPERT & WOLPOFF, LLP

Baltimore, Maryland
October 3, 2001 (except for Note 3 for which the date is September 3, 2002)

                    Avatech Solutions, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                               June 30           September 30,
                                                         2001          2002          2002
                                                   ------------------------------------------
                                                                                  (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                       $    309,621     $   222,562   $   325,858
   Accounts receivable, less allowance of
    $212,000 in 2001 and $111,897 in 2002 and
    $95,477 at September 30, 2002                     5,123,773       4,108,372     3,472,362
   Inventory                                            462,660         356,013       545,597
   Deferred income taxes                                      -         373,000             -
   Prepaid expenses and other current assets            382,411         113,469       149,014
                                                   ------------------------------------------
Total current assets                                  6,278,465       5,173,416     4,492,831

Property and equipment:
   Computer software and equipment                    2,381,422       2,664,168     2,704,902
   Office furniture and equipment                       799,526         778,037       743,292
   Leasehold improvements                               191,908         198,002       198,002
                                                   ------------------------------------------
                                                      3,372,856       3,640,207     3,646,196
Less accumulated depreciation and amortization        2,461,630       2,889,000     2,961,424
                                                   ------------------------------------------
                                                        911,226         751,207       684,772

Goodwill                                              1,108,920         752,920       752,920
Other assets                                             78,404         430,870       554,208
                                                   ------------------------------------------

Total assets                                       $  8,377,015     $ 7,108,413   $ 6,484,731
                                                   ==========================================

                                                               June 30            September 30,
                                                          2001          2002          2002
                                                     -------------------------------------------
                                                                                  (Unaudited)
Liabilities and stockholders' deficiency
Current liabilities:
   Accounts payable and accrued expenses             $  4,021,062    $  3,655,902   $  3,952,627
   Accrued compensation and related benefits              293,780         223,919        184,971
   Borrowings under line-of-credit                      1,916,912       1,422,901      1,284,880
   Note payable to related party                                -               -        500,000
   Current portion of long-term debt                    2,968,030         500,000        750,000
   Deferred revenue                                       794,916         650,511        848,482
   Other current liabilities                              211,215         335,930        307,131
                                                     -------------------------------------------
Total current liabilities                              10,205,915       6,789,163      7,828,091

Long-term debt (including $775,000 payable to
 related parties)                                       1,595,938       4,057,112              -
Short-term debt subject to refinancing                          -               -        697,426
Short-term debt subject to refinancing-related
 parties                                                        -               -        725,000
Commitments and contingencies                                   -               -              -

Stockholders' deficiency:
   Common stock, $0.01 par value; 10,000,000
    shares authorized; issued and outstanding
    shares of 5,995,402 at June 30, 2002 and
    September 30, 2002 and 6,013,549 at June
    30, 2001                                               60,136          59,954         59,954
   Additional paid-in capital                           1,726,576       1,661,229      1,661,229
   Accumulated deficit                                 (5,211,550)     (5,459,045)    (4,486,969)
                                                     -------------------------------------------
Total stockholders' deficiency                         (3,424,838)     (3,737,862)    (2,765,786)
                                                     -------------------------------------------
Total liabilities and stockholders' deficiency       $  8,377,015    $  7,108,413   $  6,484,731
                                                     ===========================================


See accompanying notes.

                    Avatech Solutions, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                                                                        Three months ended
                                                     Year ended June 30                    September 30
                                       --------------------------------------------- --------------------------
                                            2000           2001           2002           2001          2002
                                       --------------------------------------------- --------------------------
                                         (restated)     (restated)                          (Unaudited)
Revenue:
  Product sales                         $ 22,436,739   $ 20,490,029   $ 18,486,676    $ 5,206,351   $ 3,366,703
  Service revenue                          7,519,169      6,049,275      6,482,160      1,465,247     1,506,269
  Commission revenue                       3,199,443      4,332,174      4,843,751        857,411       985,765
                                       --------------------------------------------- --------------------------
                                          33,155,351     30,871,478     29,812,587      7,529,009     5,858,737
Cost of revenue:
  Cost of product sales                   16,228,849     14,249,470     12,464,965      3,402,560     2,244,466
  Cost of service revenue                  4,664,518      3,813,635      3,773,041        893,218       932,636
                                       --------------------------------------------- --------------------------
                                          20,893,367     18,063,105     16,238,006      4,295,778     3,177,102
                                       --------------------------------------------- --------------------------

Gross margin                              12,261,984     12,808,373     13,574,581      3,233,231     2,681,635

Other expenses:
  Selling, general and administrative     12,919,902     11,519,199     12,806,324      3,339,214     3,081,340
  Depreciation and amortization              692,180        694,503        589,306        165,283       118,645
  Impairment loss                                  -              -        285,374              -             -
                                       --------------------------------------------- --------------------------
                                          13,612,082     12,213,702     13,681,004      3,504,497     3,199,985
                                       --------------------------------------------- --------------------------
Income (loss) from operations             (1,350,098)       594,671       (106,423)      (271,266)     (518,350)

Other income (expense):
  Gain on the extinguishment of debt               -              -              -              -     1,960,646
  Interest and other income (expense)        (61,819)        61,488         61,510         64,818         5,183
  Interest expense                          (641,320)      (553,823)      (487,582)      (133,053)      (82,403)
                                       --------------------------------------------- --------------------------
                                            (703,139)      (492,335)      (426,072)       (68,235)    1,883,426
                                       --------------------------------------------- --------------------------
Income (loss) before income taxes         (2,053,237)       102,336       (532,495)      (339,501)    1,365,076
Income tax expense (benefit)                       -         13,000       (285,000)        21,759       393,000
                                       --------------------------------------------- --------------------------
Net income (loss)                       $ (2,053,237)  $     89,336   $   (247,495)   $  (361,260)  $   972,076
                                       ============================================= ==========================

Earning (loss) per common share -
 basic and diluted                      $      (0.34)  $       0.01   $      (0.04)   $     (0.06)  $      0.16
                                       ============================================= ==========================

Shares used in computation                 6,078,374      5,995,904      6,007,074      6,012,536     5,995,402
                                       ============================================= ==========================

See accompanying notes.

                    Avatech Solutions, Inc. and Subsidiaries

               Consolidated Statements of Stockholders' Deficiency

 Years ended June 30, 2002, 2001, 2000 and the three months ended September 30,
                                      2002

                                                                 Common Stock           Additional
                                                        ----------------------------
                                                           Number of                     Paid-In      Accumulated
                                                             Shares     Par Value        Capital        Deficit           Total
                                                        ---------------------------------------------------------------------------
Balance at July 1, 1999                                     5,985,509   $ 59,856       $ 1,578,153   $ (3,247,649)   $ (1,609,640)
 Issuance of common stock for cash                            102,500      1,025           409,600              -         410,625
 Issuance of common stock in connection with the 1998
  Employee Stock Purchase Plan                                 18,810        188            67,721              -          67,909
 Purchase of common stock from former employees               (67,882)      (679)         (242,019)             -        (242,698)
 Net loss for fiscal year 2000                                      -          -                 -     (2,053,237)     (2,053,237)
                                                        ---------------------------------------------------------------------------
Balance at June 30, 2000                                    6,038,937     60,390         1,813,455     (5,300,886)     (3,427,041)
 Issuance of common stock for cash                              6,176         62            26,186              -          26,248
 Purchase of common stock from former employees               (31,564)      (316)         (113,065)             -        (113,381)
 Net income for fiscal year 2001                                    -          -                 -         89,336          89,336
                                                        ---------------------------------------------------------------------------
Balance at June 30, 2001                                    6,013,549     60,136         1,726,576     (5,211,550)     (3,424,838)
 Purchase of common stock from current and former
  employees                                                   (18,147)      (182)          (65,347)             -         (65,529)
 Net loss for fiscal year 2002                                      -          -                 -       (247,495)       (247,495)
                                                        ---------------------------------------------------------------------------
Balance at June 30, 2002                                    5,995,402   $ 59,954       $ 1,661,229   $ (5,459,045)   $ (3,737,862)
 Net income for three months ended September 30, 2002               -          -                 -        972,076         972,076
                                                        ---------------------------------------------------------------------------
Balance at September 30, 2002                               5,995,402   $ 59,954       $ 1,661,229   $ (4,486,969)   $ (2,765,786)
                                                        ===========================================================================

See accompanying notes.

                    Avatech Solutions, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                                        Three months ended
                                                                   Year ended June 30                      September 30
                                                       -----------------------------------------    --------------------------
                                                           2000           2001           2002           2001           2002
                                                       -----------------------------------------    --------------------------
                                                                                                             (Unaudited)
Cash flows from operating activities
Net income (loss)                                      $(2,053,237)   $    89,336    $  (247,495)   $  (361,260)   $   972,076
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
   Provision for bad debts                                  55,367         73,893         75,542       (158,908)       (16,420)
   Gain on extinguishment of debt                                -              -              -              -     (1,960,646)
   Depreciation and amortization                           692,180        694,503        612,918        165,283        118,645
   Deferred income taxes                                    23,802              -       (373,000)             -        373,000
   Impairment loss                                               -              -        285,374              -              -
   Gain on available-for-sale securities                    (2,205)             -              -              -              -
   Loss on disposal of property and equipment               17,420          1,420          7,575              -              -
   Amortization of debt discount charged to interest
    expense                                                  3,838          2,694          3,844              -              -
   Changes in operating assets and liabilities:
    Accounts receivable                                     (1,869)    (1,027,531)       893,017        733,951        652,430
    Inventory                                              385,182         (7,065)       106,647         45,521       (189,584)
    Prepaid expenses and other current assets              437,728         96,987        190,804        157,485        (35,545)
    Accounts payable and accrued expenses                  272,247       (295,547)      (240,179)      (737,836)       296,725
    Accrued compensation and related benefits               23,451        (23,439)       (69,862)       (89,945)       (38,948)
    Deferred revenue                                       213,915         14,144       (144,405)      (186,538)       197,971
    Other current liabilities                              141,401         29,410         (4,058)       (10,394)       (28,799)
                                                       -----------------------------------------    --------------------------
Net cash provided by (used in) operating activities        209,220       (351,195)     1,096,722       (442,641)       340,905

Cash flows from investing activities
Purchase of property and equipment                        (535,161)      (394,060)      (258,944)       (26,150)       (47,527)
Proceeds from sale of property and equipment                 4,436          6,343         10,584              -              -
Proceeds from sale of available-for-sale securities         16,807              -              -              -              -
Acquisition costs related to PlanetCAD merger                    -              -       (302,228)             -       (128,023)
                                                       -----------------------------------------    --------------------------
Net cash used in investing activities                     (513,918)      (387,717)      (550,588)       (26,150)      (175,550)

                    Avatech Solutions, Inc. and Subsidiaries

                                                                                                             Three months ended
                                                                      Year ended June 30                        September 30
                                                       --------------------------------------------    ----------------------------
                                                            2000            2001            2002            2001            2002
                                                       --------------------------------------------    ----------------------------
                                                                                                                 (Unaudited)
Cash flows from financing activities
Proceeds from borrowings under line-of-credit          $ 31,870,180    $ 30,977,721    $ 31,166,171    $  8,325,625    $  6,924,526
Repayments of borrowings under line-of-credit           (32,571,042)    (30,244,758)    (31,660,182)     (7,992,156)     (7,062,546)
Proceeds from issuance of long-term debt                    137,269               -               -               -       1,075,000
Repayments of long-term debt                               (188,894)         (6,810)              -               -        (999,039)
Proceeds from issuance of common stock                      478,534          26,248               -               -               -
Repurchase of common stock                                 (242,698)       (113,381)        (65,529)              -               -
Change in other assets related to financing costs            45,891         (13,794)        (73,653)         (2,308)              -
                                                       --------------------------------------------    ----------------------------
Net cash provided by (used in) financing activities        (470,760)        625,226        (633,193)        331,161         (62,059)
                                                       --------------------------------------------    ----------------------------
Net decrease in cash and cash equivalents                  (775,458)       (113,686)        (87,059)       (137,630)        103,296
Cash and cash equivalents--beginning of period            1,198,765         423,307         309,621         309,621         222,562
                                                       --------------------------------------------    ----------------------------
Cash and cash equivalents--end of period               $    423,307    $    309,621    $    222,562    $    171,991    $    325,858
                                                       ============================================    ============================

     See accompanying notes.

                    Avatech Solutions, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Business and Basis of Presentation

Avatech Solutions, Inc. provides design automation software, hardware, training, technical support and professional services to corporations, government agencies and educational institutions throughout the United States.

The consolidated financial statements include the accounts of Avatech Solutions, Inc. and its wholly-owed subsidiaries (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The unaudited interim financial information as of September 30, 2002 and for the three months ended September 30, 2001 and 2002 has been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of such period. The operating results for any interim period are not necessarily indicative of results for any future period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventory

Inventory, consisting of computer software and hardware, is stated at the lower of first-in, first-out cost, or market.

                    Avatech Solutions, Inc. and Subsidiaries

Property and Equipment

Property and equipment is stated at cost. Depreciation for computer software and equipment and office furniture and equipment is provided for by the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are depreciated over the lesser of the lease term or the useful life of the asset using the straight-line method.

Impairment of Long-Lived Assets Excluding Goodwill

Long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

Goodwill

Goodwill is the excess of the purchase price paid over the fair value of the identifiable net assets acquired in purchase business combinations. Prior to July 1, 2002, goodwill was amortization on a straight-line basis over 15 years. Commencing July 1, 2002, goodwill is not amortized but it tested annually for impairment at the reporting unit level. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess. (See also Note 1, Recent Accounting Pronouncements).

                    Avatech Solutions, Inc. and Subsidiaries

Stock Options Granted to Employees

The Company uses the intrinsic value method to account for its employee and director stock option plans. Under the intrinsic value method, compensation expense is calculated as the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant for fixed stock option awards. Any resulting compensation expense is recognized pro rata over the vesting period.

The Company discloses in Note 7 the pro forma effects on net income if the Company had elected the fair value method of accounting for stock options.

                    Avatech Solutions, Inc. and Subsidiaries

Revenue Recognition and Accounts Receivable

The Company generates revenue from three sources, the resale of prepackaged software products, professional services and commissions.

Software products are frequently sold in an arrangement that includes implementation services or maintenance services. Maintenance services are limited to help desk support and training. The Company allocates the total arrangement fee among each element based on vendor-specific objective evidence of the relative fair value of each of the elements. The Company limits its assessment of fair value of each element to the price charged when the same element is sold separately.

Revenues for software product sales are recognized as revenue when four criteria are met. These four criteria are (i) a signed purchase order has been obtained
(ii) delivery of the software has occurred (iii) the fee is fixed or determinable and (iv) the fee is probable of collection. Software product sales billed and not recognized as revenue are included in deferred revenue. The Company generally does not require collateral The Company provides a 30-day return policy to its customers. The Company has historically not experienced significant returns, and accordingly, allowances for returned products are not recorded.

Revenues from maintenance services are recognized ratably over the contractual service period. Revenues from implementation and training services are recognized as the services are provided. Advance payments for these services are deferred and recognized in the periods when the services are performed.

The Company also receives commissions from vendors for transactions in which the Company does not take title to the product or have responsibility for the delivery of the services, has no risk of loss for collection, and has acted as an agent or broker. These commissions are recorded as revenue when earned.

Cost of Product Sales

Cost of product sales includes the costs of purchasing software and hardware from suppliers and the associated shipping and handling costs.

                    Avatech Solutions, Inc. and Subsidiaries

Cost of Service Revenue

Cost of service revenue consists primarily of direct employee compensation and related benefits, the cost of subcontracted services and direct expenses billable to customers. Cost of service revenue does not include an allocation of overhead costs.

Warranty Costs

The Company does not provide for warranty costs for its products as such costs are incurred by the manufacturer of the products.

Advertising Costs

Costs incurred for producing and communicating advertisements are expensed as incurred and included in selling, general and administrative expenses in the accompanying statements of operations. Advertising expenses approximated $549,000, $412,000 and $399,000 for years ended June 30, 2002, 2001 and 2000, respectively.

Business Segment Reporting

The Company's operating segments are established based on geographical areas managed by location managers and for which discrete financial information is prepared and reviewed by the Company's chief operating decision maker. These segments are aggregated for segment reporting purposes into one reporting segment because the operating segments have similar economic characteristics and generate revenues from sales of similar products and services to similar types of customers.

Income Taxes

The Company uses the liability method to account for income taxes. Income tax expense includes income taxes currently payable and deferred taxes arising from temporary differences between financial reporting and income tax bases of assets and liabilities. Deferred income taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Concentration of Credit Risk

The Company maintains cash in bank accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

                    Avatech Solutions, Inc. and Subsidiaries

Earnings (Loss) Per Share of Common Stock

Basic earnings (loss) per common share is computed as net income (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share include the potential dilution that would occur from common shares issuable upon the exercise of outstanding stock options and warrants. Basic and diluted earnings (loss) per common share are equal for all years presented because the assumed exercise of options and warrants is antidilutive.

Recent Accounting Pronouncements

Goodwill and Other Intangible Assets

As of July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the Statement. Other intangible assets with finite lives will continue to be amortized over their useful lives. The goodwill amortization expense and net income (loss) of the Company for the three years ended June 30, 2002 and the three months ended September 30, 2001 and 2002 are as follows:

                                                                                      Three Months Ended
                                                     Year Ended June 30                  September 30
                                            ---------------------------------------------------------------
                                                2000          2001        2002        2001          2002
                                            ---------------------------------------------------------------

                       Reported net income  $(2,053,237)    $ 89,336   $(247,495)  $(361,260)    $1,345,076
Goodwill amortization, net of income taxes       89,000       87,297      73,000      24,217              -
                                            ---------------------------------------------------------------
                Adjusted net income (loss)  $(1,964,237)    $176,633   $(174,495)  $(337,043)    $1,345,076
                                            ===============================================================

         Earnings per common share, basic:
                Reported net income (loss)  $     (0.34)    $   0.01   $  (0.0.4)  $   (0.06)    $     0.22
Goodwill amortization, net of income taxes         0.02         0.01        0.01        0.01              -
                                            ---------------------------------------------------------------
                       Adjusted net income  $     (0.32)    $   0.02   $   (0.03)  $   (0.05)    $     0.22
                                            ===============================================================

During the second quarter of fiscal year 2003, the Company completed phase one of the transitional impairment test under Statement 142. Based on the results of this test, management believes that the Company is likely to have an impairment charge for one of its reporting units. The Company will complete phase two of the transitional impairment test before the end of fiscal year 2003, at which time it will record the impairment charge as of July 1, 2002. There were no changes in the carrying amount of goodwill for the three-months ended September 30, 2002.

                    Avatech Solutions, Inc. and Subsidiaries

Recent Accounting Pronouncements (Continued)

Accounting for the Impairment or Disposal of Long-Lived Assets

As of July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144"). Statement 144 supersedes and serves to clarify and further define the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of.

Statement 144 does not apply to goodwill and other intangible assets that are not amortized, and retains the Company's current policy to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted future cash flows and to measure the impairment loss as the difference between the carrying amount and the fair value of the asset.

Reporting Extraordinary Items

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Statement
145). Among other changes, Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item, net of the related tax effect. Statement 145 provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they are unusual or infrequent or they otherwise meet the criteria for classification as an extraordinary item, and observes that debt extinguishment transactions would seldom, if ever, result in extraordinary item classification of the resulting gains and losses. The Company adopted Statement 145 in July 2002, and reports as other expenses (income) any extraordinary losses or gains that it incurs upon the extinguishment of debt.

                    Avatech Solutions, Inc. and Subsidiaries

Accounting for Costs Associated with Exit or Disposal Activities

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 supersedes EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Statement 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement 146 is not expected to have a significant effect on the Company's results of operations and financial position.

2. Supplemental Disclosure of Cash Flow Information

The Company paid interest of approximately $416,000, $553,000 and $629,000 in 2002, 2001 and 2000, respectively. Additionally, interest of $130,000 and $65,000 was paid for the three months ended September 30, 2001 and 2002, respectively.

3. Restatement of Prior Period Revenues and Expenses

In fiscal year 2002, the Company determined that certain transactions in which it acted as an agent for a supplier were recorded improperly as if the Company was the principal in the transaction. Specifically, the Company recorded as revenues fees collected from customers on behalf of third party vendors for rights to unspecified future product upgrades, despite the fact that under generally accepted accounting principles the Company was not the principal obligor under the arrangement. The fees received from these customers were remitted, net of a commission to the Company, to the vendor solely obligated to perform under the arrangement. The amount remitted to the vendor was recorded as a cost of product sales. Under generally accepted accounting principles, the amount retained by the Company should be recorded net in the statement of operations as commission revenue.

                    Avatech Solutions, Inc. and Subsidiaries

The statements of operations for 2001 and 2000 have been restated to record as commission revenue only the amount retained by the Company in these transactions. The following summarizes the adjustments recorded:

                                                                                Year ended June 30
                                                                              2001              2000
                                                                      -------------------------------------
Revenues as previously reported                                          $  33,010,750     $  34,194,043
Adjustment to reduce revenue to record commissions net                       2,139,272         1,038,692
                                                                      -------------------------------------
Revenues, as restated                                                    $  30,871,478     $  33,155,351
                                                                      =====================================

Cost of product sales, as previously reported                            $  16,388,742     $  17,267,541
Adjustment to eliminate costs incurred as an agent                           2,139,272         1,038,692
                                                                      -------------------------------------
Cost of product sales, as restated                                       $  14,249,470     $  16,228,849
                                                                      =====================================

4. Impairment Loss

In fiscal year 2002, the Company determined that the goodwill and other long-lived assets of one of its subsidiaries were likely impaired due to recurring operating losses and changes in the estimates of the future estimated cash flows from these operations over the remaining amortization period. The Company determined that the carrying value of these assets exceeded their estimated fair values by $285,374 and recorded an impairment loss in that amount. The fair value of the long-lived assets was determined using discounted cash flows over the remaining estimated useful life of the assets. Of the recorded impairment loss of $285,374, $283,000 related to goodwill and the remainder related to fixed assets.

5. Borrowings Under Line-of-Credit

The Company has entered into a revolving line-of-credit agreement with a financial institution which expires October 30, 2003, but is payable within 60 days of demand by the lender. The credit extended under this financing agreement is limited to the lesser of $4 million or 75% of the Company's aggregate outstanding eligible accounts receivable. The balance outstanding under this line-of-credit was $1,284,880 at September 30, 2002. Borrowings under this line-of-credit bear interest at the prime rate plus 1.5% and are secured by the assets of the Company. In addition, the bank has the right to restrict any prepayment of other indebtedness by the Company.

Because the interest rate adjusts with changes in the prime rate, the estimated fair value of the borrowings under the line of credit was equal to the carrying amount.

                    Avatech Solutions, Inc. and Subsidiaries

6. Long-Term Debt, Warrants and Gain on the Extinguishment of Debt

At June 30, 2000 and 2001, the Company was obligated to one of its suppliers under a note agreement in the amount of $2.96 million, bearing interest at 6.5% per annum. The note as modified required interest only payments through September 30, 2001, with subsequent quarterly payments of principal and interest of $621,311 until maturity in December 2002. The Company was in default of specified financial covenants at June 30, 2001, and the note was therefore classified as current at that date. In August 2002, the Company entered into an agreement to extinguish the outstanding $2.96 million debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. The Company obtained the $1.0 million due the lender from borrowings from a director and shareholder and from PlanetCAD Inc., each in the amount of $500,000. These borrowings totaling $1.0 million bear interest at 15% per annum. The loan from the director and shareholder matures on July 1, 2003 and is recorded as a note payable to related party in the accompanying balance sheet at September 30, 2002. The loan from PlanetCAD was due at the earlier of (i) the date on which Avatech became unable or refused to complete the merger, or (ii) July 1, 2003. Accordingly, this note is recorded within the current portion of long-term debt at September 30, 2002. As described more fully in Note 12, the Company completed its merger with PlanetCAD on November 19, 2002, at which time the $500,000 loan from PlanetCAD was eliminated in consolidation.

The gain on the extinguishment of the debt of $1.96 million was recorded in August 2002 upon the settlement of the $2.96 million note for cash of $1.0 million and compliance with certain non-financial covenants.

As of September 30, 2002, the Company issued $1,675,000 of 10% subordinated notes with attached nontransferable stock purchase warrants to purchase 69,000 shares. The notes bear simple interest at the rate of 10% per annum until all principal and accrued and unpaid interest has been paid. Interest only is payable quarterly until maturity. The notes are fully subordinated to the payment of senior indebtedness (line-of-credit) of the Company. In connection with the merger with PlanetCAD, Inc., approximately $1.4 million of subordinated notes outstanding at September 30, 2002 were converted into 570,000 shares of preferred stock on November 19, 2002. Accordingly, these subordinated notes are presented as short term debt subject to refinancing at September 30, 2002. Of the total subordinated notes, $725,000 were issued to related parties and those notes that were not converted into preferred stock are presented within the current portion of long term debt as their maturity date is July 1, 2003. The fair value of the long-term debt approximates its carrying value based on interest rates available to the Company for similar loans.

The warrants to purchase 69,000 shares of common stock issued in connection with the 10% subordinated notes are exercisable for $5.75 per share and expire five years after

                    Avatech Solutions, Inc. and Subsidiaries their date of issuance. Warrants for the purchase of 63,000 shares and 1,000 shares of common stock will expire in 2003 and 2004, respectively. The remaining 5,000 stock purchase warrants will expire in 2007. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits, or recapitalization of the Company.

The warrants issued in conjunction with the 10% subordinated notes were valued at $19,840, an estimate based on a valuation using the Black-Scholes Pricing Model, a generally accepted warrant valuation methodology. The estimated value of the warrants was recorded as additional paid-in capital and the notes have been recorded net of a discount of $19,840. The estimated fair value of the options was based on the Black-Scholes Pricing Model. The valuation assumptions used included an expected life of five years; an expected price volatility of 0.10; no dividend yield; risk-free interest rate of 5.5%; and the stock price at the date of grant of $4.25. At September 30, 2002, the balance outstanding under the 10% subordinated notes was $1,672,426.

7. Employee Stock Plans

Effective April 2, 1998, the Company adopted the Avatech Solutions, Inc. 1998 Stock Option Plan. Effective January 1, 2000, the Company adopted the Avatech Solutions, Inc. 2000 Stock Option Plan. Both plans are administered by the Board of Directors and provide for the granting of either qualified or non-qualified stock options to purchase an aggregate of up to 750,000 shares of common stock to eligible employees, officers, and directors of the Company. The options granted under this plan vest in three equal installments on the anniversary date of the grant over a three year period.

A summary of stock option activity and related information is included in the table below:

                                                                  Year ended June 30
                                           2002                         2001                         2000
                                --------------------------------------------------------------------------------------
                                                Weighted                    Weighted                       Weighted
                                                Average                      Average                        Average
                                                Exercise                    Exercise                       Exercise
                                  Options        Price          Options       Price           Options        Price
                                --------------------------------------------------------------------------------------
Outstanding at beginning of
 year                               399,185   $    4.25         274,300    $    4.25          171,720    $    4.25
    Granted                         423,022        4.25         176,355         4.25          174,440         4.25
    Exercised                             -           -               -            -                -            -
    Forfeited                      (126,910)       4.25         (51,470)        4.25          (71,860)        4.25
                                --------------------------------------------------------------------------------------
Outstanding at end of year          695,297   $    4.25         399,185    $    4.25          274,300    $    4.25
                                ======================================================================================

                    Avatech Solutions, Inc. and Subsidiaries

Exercisable at end of year          378,391   $    4.25         186,489    $    4.25           95,499    $    4.25
                                ======================================================================================

Weighted-average fair value
 of options granted during
 the year                                     $    0.66                    $    0.95                     $    1.18
                                              =============                ==============                =============
Weighted-average remaining
 contractual life                             8.7 Years                    8.8 Years                     9.2 Years
                                              =============                ==============                =============

Pro Forma Information

                                                                   Year ended June 30
                                                     2002                2001                  2000
                                              --------------------------------------------------------------
Net income (loss)--historical                   $      (247,495)      $     89,336      $     (2,053,237)
Net (loss) income--pro forma                    $      (363,857)      $    (99,456)     $     (2,163,510)
Basic and diluted net income (loss) per
  common share--historical                      $         (0.04)      $       0.01      $          (0.34)
Basic and diluted net (loss) per common
  share--pro forma                              $         (0.06)      $      (0.02)     $          (0.36)

For the three years ended June 30, 2002, required pro forma net income (loss) and income (loss) per share information assuming that stock options were recorded at their fair value at the grant date was determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 4.48%, 5.21%, and 5.5% in 2002, 2001 and 2000, respectively, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be five years.

Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods of estimating fair value do not necessarily provide a single measure of the fair value of its employee stock options.

                    Avatech Solutions, Inc. and Subsidiaries

Effective May 1, 1998, the Company adopted the 1998 Employee Stock Purchase Plan for all employees meeting certain eligibility requirements. Under the Plan, employees may purchase shares of the Company's common stock, subject to certain limitations, at 85% of its market value as determined by the Board of Directors. Purchases are limited to 10% of an employee's eligible compensation. A total of 150,000 shares are available for sale to employees under this Plan. The Board of Directors authorized the suspension of this Plan in March 2000. During 2000, the Company sold approximately 18,810 shares to employees under this Plan. The Plan does not contain a provision requiring the Company to repurchase shares from terminated employees. However, the Company elected to purchase 18,147 shares for $65,529 in 2002 and 31,564 shares for $113,381 in 2001 from former employees.

At June 30, 2002, the Company has reserved 814,000 shares of common stock for future issuance upon the exercise of any stock options granted under the 1998 and 2000 Stock Option Plans and upon the exercise of outstanding warrants.

8. Income Taxes

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              June 30
                                                        2002            2001
                                                  -----------------------------
Deferred tax assets:
   Net operating loss carryforward                  $ 1,860,991     $ 1,688,082
   Allowance for doubtful accounts                       43,214          81,974
   Accrued vacation pay                                       -           1,822
   Book over tax depreciation                            77,341          76,571
                                                    ---------------------------
Total deferred tax assets                             1,981,546       1,848,449
Valuation allowance for deferred tax assets          (1,608,546)     (1,848,449)
                                                    ---------------------------
Net deferred tax assets                             $   373,000     $         -
                                                    ===========================

                    Avatech Solutions, Inc. and Subsidiaries

As of June 30, 2001, the Company recorded a valuation allowance equal to its deferred tax assets due to the inability to conclude that it was more likely than not that those assets would be realized from future taxable income. In August 2002, as described more fully in Note 6, the Company realized a $1.96 million taxable gain from the extinguishment of certain debt. This gain provided significant evidence of the likelihood of taxable income in fiscal year 2003, and the Company therefore at June 30, 2002 recorded a valuation allowance of $1.6 million that resulted in net deferred tax assets of $373,000, or the amount that management estimated was likely to be realizable from taxable income in 2003. In the first quarter of 2003, the Company recorded deferred income tax expense of $373,000 related to the estimated reduction in deferred tax assets in 2003 upon the use of net operating loss carryforwards to reduce taxable income resulting from the $1.96 million taxable gain reported in the first quarter upon the extinguishment of the aforementioned debt. The ultimate amount of the net operating loss carryforward used to reduce 2003 taxable income may ultimately differ from the amount estimated, and it is reasonably possible that the difference may be material.

The Company's provision for income taxes resulted in effective tax rates that varied from the statutory federal income tax rate of 34%, as summarized in the table below.

                                                                        Year ended June 30
                                                                2002           2001            2000
                                                             ----------------------------------------

Expected federal income tax expense (benefit) at 34%          $(181,048)     $  30,374       $(698,100)
Expenses not deductible for income tax purposes                 153,566         26,879          47,419
State income taxes, net of federal benefit                      (24,601)         8,580         (94,860)
Change in valuation allowance for deferred taxes               (239,903)       (54,441)        735,900
Other                                                             6,986          1,608           9,641
                                                              ----------------------------------------
                                                              $(285,000)     $  13,000       $       -
                                                              ========================================

At June 30, 2002, the Company has net operating loss carryforwards totaling approximately $4,800,000, which will begin to expire in 2012. Certain net operating loss carryforwards at June 30, 2002, are related to subsidiaries of the Company, and are available only to offset future taxable income of those subsidiaries.

                    Avatech Solutions, Inc. and Subsidiaries

9. Commitments and Contingencies

Operating Leases

The Company leases certain office space and equipment under noncancellable operating lease agreements that expire in various years through 2006, and generally do not contain significant renewal options. The Company also leases one office location from an entity controlled by a stockholder under a noncancellable operating lease, which expires in 2003. Future minimum payments under all noncancellable operating leases with initial terms of one year or more consisted of the following at June 30, 2002:

                                                      Related
                                                       Party                  Other             Total
                                                 -------------------------------------------------------
Year ended June 30                                   $    42,552     $       821,490    $       864,042
  2003
  2004                                                         -             469,621            469,621
  2005                                                         -             115,934            115,934
  2006                                                         -              25,515             25,515
                                                 ------------------------------------------------------
Total minimum lease payments                         $    42,552     $     1,432,560    $     1,475,112
                                                 =======================================================

Rent expense consisted of the following for the years ended June 30:

                                                      2002               2001               2000
                                                 ------------------------------------------------------
Office space                                     $     1,162,344     $     1,066,818    $     1,009,056
Equipment                                                 40,361              69,132             99,915
                                                 ------------------------------------------------------
                                                 $     1,202,705     $     1,135,950    $     1,108,971
                                                 ======================================================

Rent expense for the years ended June 30, 2002, 2001 and 2000 included amounts paid to related parties of approximately $85,000, $83,000 and $82,000, respectively.

                    Avatech Solutions, Inc. and Subsidiaries

Agreements with Executives

The Company has entered into agreements with three executives that provide for payments of eighteen months of salary and immediate vesting of all stock options not previously vested upon termination of the executive or change in control of the Company, as defined. At September 30, 2002, the total contingency was approximately $500,000.

Litigation

On May 21, 2002, a former employee filed a lawsuit against the Company alleging breach of employment contract in connection with the former employee's dismissal. The lawsuit alleges damages in the amount of $187,500. As of September 30, 2002, this lawsuit was settled for an agreed upon cash payment.

10. Employee Benefit and Incentive Compensation Plans

Effective January 1, 1998, the Company adopted the Avatech Solutions, Inc. 401(k) Retirement Savings Plan and Trust (the "Plan"). The Plan is a defined contribution plan, which covers substantially all employees of the Company, or its wholly-owned subsidiaries, who have attained age 21 and have completed 6 months of service. Participants may elect to contribute from 1% to 15% of eligible annual compensation to the Plan. Maximum salary deferrals are currently $10,000 per year. The Company will match 25% of the participant salary deferrals up to 6% of a participant's compensation for all participants employed on the last day of the Plan year. The Company may also make discretionary profit-sharing contributions to the Plan for all participants who are employed on the last day of the Plan year. The total amount recorded by the Company as expense during the years ended June 30, 2002, 2001 and 2000, was approximately $62,000, $79,000 and $86,000, respectively. The Company did not contribute to the plans for the three months ended September 30, 2001 and 2002, respectively.

11. Significant Supplier

Approximately 92%, 87% and 80% of the Company's purchases for the years ended June 30, 2002, 2001 and 2000, respectively, were from one vendor and approximately 81% and 85% of accounts payable at June 30, 2002 and 2001, respectively, were due to this vendor.

The Company's purchases for the three months ended September 30, 2002 were 95% from this same vendor and approximately 60.0% of accounts payable at September 30, 2002 were due to this vendor.

                    Avatech Solutions, Inc. and Subsidiaries

12. Plan of Merger and Subsequent Events

On November 19, 2002, the Company consummated a merger with PlanetCAD, Inc., whereby shareholders of the Company exchanged their shares of the Company's common stock for common stock of PlanetCAD. Upon completion of the merger, the shareholders of the Company owned 75% of the outstanding common stock of PlanetCAD. PlanetCAD develops, markets, and supports cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. Subsequent to the acquisition, PlanetCAD changed its name to Avatech Solutions, Inc. In connection with the merger, options and warrants to purchase the common stock of the Company were converted into options and warrants to acquire common stock of the post-merger entity based on the merger exchange ratio. In addition, $1.5 million of outstanding subordinated notes of the Company were converted into 610,000 shares of convertible preferred stock of the Company. Each share of preferred stock is convertible into 1.1 shares of common stock.

For accounting purposes, the Company was deemed to have acquired PlanetCAD, as its shareholders own a majority of the outstanding common stock of the surviving entity. The purchase method of accounting was used to record the acquisition, and the cost of acquiring PlanetCAD of $2.2 million, including estimated acquisition costs of $947,000, was assigned to acquired assets and liabilities based on their estimated fair value, as determined by an independent appraisal. The cost of the acquisition was allocated to acquired assets and liabilities at the acquisition date, as summarized below.

Assets
Cash                                                               $   995,000
Accounts receivable                                                    155,000
Prepaid expenses and other current assets                              611,000
Property and equipment                                                 314,000
Acquired technology and other amortizable intangible assets            686,000
Goodwill                                                               278,000
                                                                  ------------
Total assets                                                         3,039,000
                                                                  ============

Liabilities
Accounts payable and accrued expenses                                  860,000
Deferred revenue                                                       229,000
                                                                  ------------
Total liabilities                                                    1,089,000
                                                                  ------------
Cost of net assets acquired, excluding acquired
   in-process research and development assets of $282,000          $ 1,950,000
                                                                  ============

Upon the completion of the merger, the new Company has 2,973,556 shares of outstanding common stock, 2,230,167 of which were issued to shareholders of the

                    Avatech Solutions, Inc. and Subsidiaries

Company in connection with the merger. The Company also has 610,000 shares of outstanding preferred stock.

Unaudited summarized pro forma operating data, assuming that the acquisition occurred on September 30, 2002 is as follows:

                                              Year ended June 30,   Three Months Ended
                                                     2002           September 30, 2002
                                              -----------------------------------------
Revenue                                           $31,580,291              $6,170,737
Net loss                                          $(7,818,128)             $ (238,490)
Loss per common share, basic and
   diluted                                        $     (2.63)             $    (0.08)

13. Liquidity and Capital Resources

As discussed more fully in Note 12, in November 2002, the Company completed the acquisition of PlanetCAD, Inc. In connection with the acquisition, the Company incurred approximately $0.9 million of merger costs, and PlanetCAD incurred approximately $1.3 million of merger costs. These costs have reduced the amount of working capital that the Company has available for its operations. Management is currently negotiating with service providers to reduce the amounts billed and extend the terms for payment of unpaid obligations related to the merger. One of the Company's directors or officers has expressed their intention of lending the Company, up to $500,000, to fund any needed working capital deficiencies. Based on an evaluation of the likely cash generated from operations in the near term, available capital resources and the timing of cash payments to vendors, management believes that it has sufficient sources of working capital to fund its operations in the normal course of business through at least June 30, 2003. The Company has engaged an investment banking firm to assist in obtaining long-term financing. Additionally, the Company plans to raise between $1.0 million to $2.0 million of short term financing on acceptable terms by June 30, 2003.